Exhibit 99.1

DIGITAL ALLY, INC. ANNOUNCES 63% INCREASE IN

SECOND QUARTER REVENUE

LENEXA, Kansas (August 6, 2015) – Digital Ally, Inc. (Nasdaq: DGLY), which develops, manufactures and markets advanced video surveillance products for law enforcement, homeland security and commercial applications, today announced its operating results for the second quarter and first half of 2015. An investor conference call is scheduled for 11:15 a.m. EDT tomorrow, August 7, 2015 (see details below) to discuss these operating results and other topics of interest.

Second Quarter Highlights and Subsequent Events

●	Total revenue increased 63% to approximately $5.6 million in the second quarter of 2015, compared with approximately $3.4 million in the quarter ended June 30, 2014.

●	The Company shipped seven orders in excess of $100,000 each during the most recent quarter, for a total of $1.3 million, compared with no individual orders exceeding $100,000 each in the year-earlier quarter.

●	The DVM-800 in-car video system and FirstVU HD body-worn camera, which were both introduced in 2013, contributed 55% of total sales for the three months ended June 30, 2015, versus 45% for the corresponding period of the previous year.

●	Gross profit margin approximated 54.9% of total revenue in the second quarter of 2015, compared with 55.9% in the prior-year quarter and 38.9% in the first quarter of 2015. The increase in gross profit margin relative to the quarter ended March 31, 2015 was primarily due to addressing production issues encountered during the first quarter of 2015, which included the costs of hiring and training new production line workers in order to meet growing demand for body cameras, along with higher rework and scrap rates on the FirstVU HD associated with printed circuit board performance. Management expects to achieve more normal gross profit margins during the balance of 2015.

●	Selling, general and administrative (“SG&A”) expenses increased 35% from year-earlier levels. However, the Company’s SG&A expenses declined to 69.4% of total revenue in the most recent quarter, compared with 83.9% in the second quarter of 2014.

●	The Company’s operating loss narrowed to ($816,962) for the quarter ended June 30, 2015, compared with an operating loss of ($965,650) in the year-earlier quarter.

●	A net loss of ($792,388), or ($0.20) per share, was recorded in the second quarter of 2015, compared with a net loss of ($988,089), or ($0.43) per share, in the corresponding period of the previous year.

●	On a non-GAAP basis, the Company recorded an adjusted net loss of ($318,207), or ($0.08) per share, in the most recent quarter, compared with a non-GAAP adjusted net loss of ($645,494), or ($0.28) per share, in the three months ended June 30, 2014.

●	On July 22, 2015, following the end of its second quarter, Digital Ally announced the closing of a $12.0 million equity raise (common stock and common stock purchase warrants) in an at-the-market registered direct offering and a concurrent private placement of two series of common stock purchase warrants with two investors.

●	On July 29, 2015, Digital Ally announced that the U.S. Patent and Trademark Office (“USPTO”) issued a Final Decision invalidating the majority of claims asserted in the “Boykin Patent”, which is owned by Utility Associates (“Utility”). Digital Ally believes the action taken by the USPTO represents a major legal victory for the Company, its customers and employees, and exposes Utility’s motives and methods in attacking Digital Ally, its products and customers. The Company will continue to aggressively pursue its lawsuit in the Federal District Court of Kansas against Utility and recovery of damages caused by Utility.

Management Comments

“Demand for our flagship DVM-800 digital in-car video system and our FirstVU HD body camera continued to gain momentum during the most recent quarter within the law enforcement community, while sales of the DVM-250 and DVM-250 Plus event recorders to commercial vehicle fleet operators rose more than 125% from prior-year levels,” stated Stanton E. Ross, Chief Executive Officer of Digital Ally, Inc. “We shipped over 2,000 FirstVU HD units during the second quarter, including test and evaluation units, and incoming orders have continued to strengthen during the initial weeks of our third quarter. We are encouraged that orders for our FirstVU HD, DVM-800, and commercial event recorders continue to increase in response to growing recognition of the value of video evidence among law enforcement agencies throughout the U.S., along with a growing appreciation of the role that event recorders can play in fleet safety and the optimization of vehicle utilization.”

“Our gross profit margin improved significantly to 54.9% of revenue in the second quarter of 2015, compared with 38.9% in the first quarter, as we addressed printed circuit board supply issues and improved the productivity of new employees hired to meet growing demand for body cameras and commercial event recorders. We anticipate further margin expansion towards our long-term goal of 60% during the second half of the year. Our plans include more efficient supply chain management through outsourcing production, quantity purchases, and more effective purchasing practices.”

“Growing market recognition of the technical and competitive advantages of the FirstVU HD was demonstrated by the number of body-worn camera orders that we received during July 2015, the first month of our third quarter, including orders for more than 300 units each from the Camden (New Jersey) County Police Department and the Southeastern Pennsylvania Transportation Authority (“SEPTA”),” continued Ross. “We expect orders for both in-car video systems and body-worn cameras to accelerate in the second half of the year and believe that both our law enforcement and commercial fleet customers will continue their adoption of our advanced technology.”

“We move forward with a greatly strengthened balance sheet as a result of last month’s completion of a registered direct equity offering with two institutional investors at a price of $13.64 per share, which generated net proceeds, after fees and expenses, of approximately $11.2 million to the Company. We also issued common stock purchase warrants to the investors, which warrants will not be treated as derivative liabilities. If these warrants are eventually exercised for cash, the combined gross proceeds from this financing could approach $31 million. As a result of the repayment of $2.5 million of subordinated notes made possible by this equity raise, we expect our balance sheet to be debt-free at the end of the current quarter. Our strong financial condition should also allow us to be more competitive in developing law enforcement and commercial fleet business channels and in exploring other channels that may benefit from our core expertise in digital audio and video recording,” concluded Ross.

Second Quarter Operating Results

For the three months ended June 30, 2015, the Company’s total revenue increased 63% to approximately $5.6 million, compared with revenue of approximately $3.4 million in the three months ended June 30, 2014. The Company attributes the revenue increase to the heightened interest in the benefits of video evidence among law enforcement agencies following civil unrest in Ferguson, Missouri; Baltimore, Maryland and other cities during the past twelve months. Management believes that there has been a shift in buying patterns of its law enforcement customers because of the transparency and accountability that video surveillance provides to the general public.

Digital Ally shipped seven orders in excess of $100,000 each during the most recent quarter, which generated combined revenue of approximately $1.3 million. During the second quarter of 2014, the Company shipped no orders valued individually at greater than $100,000.

International revenue totaled $66,798 during the second quarter of 2015, versus $125,623 in the corresponding period of the previous year. While the Company has provided a number of bids to international customers, international sales cycles generally take longer than domestic business. Management believes that Digital Ally’s new products may appeal to international customers, in particular the DVM-800 and FirstVU HD, although it can provide no assurances in this regard.

Gross profit increased 60% to $3,092,194 (54.9% of revenue) in the most recent quarter, versus $1,928,389 (55.9% of revenue) in the prior-year quarter and $1,653,740 (38.9% of revenue) in the first quarter of 2015. The Company’s goal is to improve gross margins to 60% of revenue over the longer term based on the expected margins of its newer products, in particular the DVM-800 and FirstVU HD, if they continue to gain traction in the marketplace and production of commercial products increases. In addition, as revenue from these products increases, the Company will seek to further improve gross margins through economies of scale and more efficient utilization of fixed manufacturing overhead components.

Selling, General and Administrative (“SG&A”) expenses increased 35% to $3,909,156 in the second quarter of 2015, compared with $2,894,039 in the second quarter of 2014. Research and development costs rose 13% to $783,880 (vs. $695,101 in 2014). The Company increased the size of its engineering staff of web-based developers in order to expand its offerings to include cloud-based evidence storage and management for its law enforcement customers (VuVault.net) and its web-based commercial fleet driver monitoring and management tool (FleetVU). Selling, advertising and promotional expense rose 40% to $932,407, compared with $664,077 a year earlier. Sales force salaries increased as a result of variable commissions paid on increased sales, and the Company incurred greater expenses attributable to increased participation in trade shows and media advertising, along with other marketing initiatives designed to help penetrate new markets and increase awareness of new products. Stock-based compensation expense increased to $329,201 (vs. $183,419), primarily due to the amortization of restricted stock granted to officers and other employees in February 2015. Professional fees and related expenses rose 111% to $430,809 in the second quarter of 2015, primarily due to higher accounting fees and litigation expenses. Executive, support and administrative staff payroll expenses increased 26% to $634,128, compared with $502,160 a year earlier, due primarily to the hiring of additional technical support staff to handle field inquiries and installation matters. Other SG&A expenses rose to $798,731 in the three months ended June 30, 2015, versus $645,375 in the prior-year period, primarily due to increased consulting, contract labor and travel expenses. The Company is developing engineering and manufacturing standard processes that will assist in the achievement of ISO 13485, ISO 9001, FDA cGMPs, and MD Directive 93/42/EEC certifications. The Company also utilized consultants to help design, develop and launch a new corporate website in the most recent quarter.

For the reasons previously stated, the Company reported an operating loss of ($816,962) for the second quarter of 2015, compared with an operating loss of ($965,650) in the year-earlier quarter.

Interest income decreased to $2,828 in the three months ended June 30, 2015, versus $7,510 a year earlier. Interest expense totaled $79,841 in the second quarter of 2015, compared with $127,249 in the prior-year quarter, due to the conversion of a $4.0 million Senior Secured Convertible Note into equity in February 2015.

Non-cash income of $116,061 was recorded in the second quarter of 2015 as a result of changes in warrant derivative values. A warrant derivative gain of $97,142 was recorded in the prior-year quarter.

Because the Company elected to account for and record its Senior Secured Convertible Note on a fair value basis, it was required to expense certain related issuance costs to “other expense” during the second quarter of 2015. Such costs totaled $14,474 at June 30, 2015 and $0 at June 30, 2014.

The Company reported a 2015 second quarter net loss of ($792,388), or ($0.20) per share, compared with a prior-year net loss of ($988,089), or ($0.43) per share. No income tax provision or benefit was recorded in the second quarters of either 2015 or 2014. The weighted average number of shares outstanding totaled 4,044,112 in the most recent quarter, versus 2,317,309 in the year-earlier quarter.

The Company expects to continue to maintain a full valuation allowance on its deferred tax assets, including net operating loss carry forwards, until it determines that it can sustain a level of profitability that demonstrates its ability to realize such assets.

On a non-GAAP basis, the Company reported an adjusted net loss (before, depreciation, amortization, interest expense, changes in derivative liabilities, changes in fair value of secured convertible notes payable, Senior Secured Convertible Note issuance expenses, and stock-based compensation), of ($318,207), or ($0.08) per share, for the quarter ended June 30, 2015, versus a non-GAAP adjusted net loss of ($645,494), or ($0.28) per share, in the second quarter of 2014. (Non-GAAP adjusted net income/loss is described in greater detail in a table at the end of this press release).

Six-Month Operating Results

For the six months ended June 30, 2015, the Company’s total revenue increased 34% to approximately $9.9 million, compared with revenue of approximately $7.4 million in the first half of 2014.

Digital Ally shipped 11 orders in excess of $100,000 each during the first half of 2015, which generated combined revenue of approximately $1.8 million. During the prior-year period, the Company shipped two orders valued individually at greater than $100,000, for a total of $499,000 in revenue.

International revenue totaled $106,486 during the first half of 2015, versus $174,732 in the corresponding period of the previous year.

Gross profit increased 12% to $4,745,934 (48.0% of revenue) in the six months ended June 30, 2015, versus $4,249,328 (57.7% of revenue) in the prior-year period. The Company’s goal is to improve gross margins to 60% of revenue over the longer term based on the expected margins of its newer products, in particular the DVM-800 and FirstVU HD, if they continue to gain traction in the marketplace and production of commercial products increases.

Selling, General and Administrative (“SG&A”) expenses increased 31% to $7,526,091 in the first half of 2015, compared with $5,761,130 in the first half of 2014. Increases were posted in all components of SG&A expenses with the exception of Research and Development costs, which declined slightly when compared with the prior-year period.

The Company reported an operating loss of ($2,780,157) for the six months ended June 30, 2015, compared with an operating loss of ($1,511,802) in the year-earlier period.

Interest income decreased to $8,143 in the six months ended June 30, 2015, versus $10,024 a year earlier. Interest expense totaled $206,014 in the first half of 2015, compared with $227,061 in the prior-year quarter, due to the conversion of the Company’s $4.0 million Senior Secured Convertible Note into equity in February 2015.

Non-cash income of $281,783 was recorded in the first half of 2015 as a result of changes in warrant derivative values. A warrant derivative gain of $97,142 was recorded in the prior-year period.

Because the Company elected to account for and record its $4.0 Senior Secured Convertible Note on a fair value basis, when the holder of such note exercised its right to convert the remaining principal balance of the note and accrued interest into 661,213 shares of common stock, a non-cash, non-recurring charge of $4,434,383 was incurred during the first quarter of 2015. This reflected the increase in the Company’s stock price over the conversion rate as of the conversion dates.

Senior Secured Convertible Note issuance expenses totaled $74,350 in the six months ended June 30, 2015, compared with $224,438 a year earlier. “Other income” of $1,878 in the first half of 2015 compared with “other expense” of $3,453 in the prior-year period.

The Company reported a net loss of ($7,203,100), or ($1.94) per share, in the first half of 2015, compared with a prior-year net loss of ($1,859,588), or ($0.82) per share. No income tax provision or benefit was recorded in the first six months of either 2015 or 2014. The weighted average number of shares outstanding totaled 3,710,960 in the six months ended June 30, 2015, versus 2,263,230 in the year-earlier period.

On a non-GAAP basis, the Company reported an adjusted net loss (before, depreciation, amortization, interest expense, changes in derivative liabilities, changes in fair value of secured convertible notes payable, Senior Secured Convertible Note issuance expenses, and stock-based compensation), of ($1,843,032), or ($0.50) per share, for the six months ended June 30, 2015, versus a non-GAAP adjusted net loss of ($946,646), or ($0.42) per share, in the first half of 2014. (Non-GAAP adjusted net income/loss is described in greater detail in a table at the end of this press release).

Non-GAAP Financial Measures

Digital Ally, Inc. has provided financial information in this release that has not been prepared in accordance with GAAP. This information includes non-GAAP adjusted net income (loss). Digital Ally uses such non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Digital Ally’s ongoing operational performance. Digital Ally believes that the use of these non-GAAP financial measures provides an additional tool for investors to evaluate ongoing operating results and trends and in comparing its financial measures with other companies in Digital Ally’s industry, many of which present similar non-GAAP financial measures to investors. As noted, the non-GAAP financial measures discussed above exclude certain non-cash and/or non-recurring expenses/income including: (1) depreciation and amortization expense, (2) net interest expense, (3) share-based compensation expense, (4) losses on the conversion of secured convertible notes payable into common stock, (5) convertible notes payable issuance expenses, (6) and income or losses resulting from changes in warrant derivative valuations.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measure as detailed above. As previously mentioned, a reconciliation of GAAP to the non-GAAP financial measures has been provided in the tables included as part of this press release.

Investor Conference Call

The Company will host an investor conference call at 11:15 a.m. Eastern Daylight Time (EDT) tomorrow, Friday, August 7, 2015, to discuss its operating results for the second quarter and first half of 2015, along with other topics of interest. Shareholders and other interested parties may participate in the conference call by dialing 877-374-8416 (international/local participants dial 412-317-6716) and asking to be connected to the “Digital Ally Conference Call” a few minutes before 11:15 a.m. Eastern Time on Friday, August 7, 2015.

A replay of the conference call will be available one hour after the completion of the call, from August 7, 2015 until 9:00 a.m. on October 8, 2015, by dialing 877-344-7529 (international/local participants dial 412-317-0088) and entering the conference ID# 10068507.

About Digital Ally, Inc.

Digital Ally, Inc. develops, manufactures and markets advanced technology products for law enforcement, homeland security and commercial applications. The Company’s primary focus is digital video imaging and storage. For additional information, visit www.digitalallyinc.com.

The Company is headquartered in Lenexa, Kansas, and its shares are traded on The NASDAQ Capital Market under the symbol “DGLY”.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: whether the Company will be able to improve its revenue and operating results during the balance of 2015 consistent with its financial guidance given the current economic and competitive environment; whether it will be able to achieve improved production and other efficiencies to increase its gross and operating margins to targeted levels during the balance of 2015; whether the sales of its law enforcement and commercial products will accelerate during the balance of 2015; whether the outstanding common stock purchase warrants will be exercised for cash; the Company’s ability to deliver its new product offerings, including the FirstVU HD and DVM-800, as scheduled, obtain the required components and products on a timely basis, and have them perform as planned; its ability to maintain or expand its share of the markets in which it competes, including those outside the law enforcement industry; whether there will be a commercial market, domestically and internationally, for one or more of its new products, including the VuVault.net, VuLink and MicroVU HD; whether the interest shown in the Company’s newer products will translate into sales of such products; whether the FirstVU HD and DVM-800 will continue to generate an increasing portion of its total sales and whether the civil unrest in several U.S. cities will translate into growth in demand for such products; whether the federal economic stimulus funding for law enforcement agencies will have a positive impact on the Company’s revenue; whether the Company will be able to adapt its technology to new and different uses, including being able to introduce new products; whether and the extent to which the new patents allowed by the US Patent Office will give the Company effective, enforceable protection of the intellectual property contained in its products in the marketplace; whether the Company will achieve positive outcomes in its litigation with various parties, including Utility Associates; competition from larger, more established companies with far greater economic and human resources; its ability to attract and retain customers and quality employees; the effect of changing economic conditions; and changes in government regulations, tax rates and similar matters. These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures. The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. The reader should consider statements that include the words “believes”, “expects”, “anticipates”, “intends”, “estimates”, “plans”, “projects”, “should”, or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking. The Company does not undertake to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. Additional information respecting factors that could materially affect the Company and its operations are contained in its annual report on Form 10-K for the year ended December 31, 2014 and quarterly report on Form 10-Q for the six months ended June 30, 2015, as filed with the Securities and Exchange Commission.

For Additional Information, Please Contact:

Stanton E. Ross, CEO at (913) 814-7774

or

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at info@rjfalkner.com

(Financial Highlights Follow)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

JUNE 30, 2015 AND DECEMBER 31, 2014

(Unaudited)

	June 30, 2015	December 31, 2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$670,938	$3,049,716
Restricted cash	—	1,500,000
Accounts receivable-trade, less allowance for doubtful accounts of $74,997 – 2015 and $65,977 – 2014	3,738,234	3,043,899
Accounts receivable-other	127,295	139,204
Inventories	12,418,110	9,243,455
Prepaid expenses	960,648	372,326

Total current assets	17,915,225	17,348,600

Furniture, fixtures and equipment	1,844,216	4,228,139
Less accumulated depreciation and amortization	720,668	3,182,473

	1,123,548	1,045,666

Intangible assets, net	266,544	245,684
Other assets	338,118	234,342

Total assets	$19,643,435	$18,874,292

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,536,014	$2,410,876
Accrued expenses	1,430,010	1,142,973
Secured convertible note payable-current	—	2,019,720
Subordinated note payable-current, net of discount of $0 – 2015 and $55,187 –2014	2,500,000	2,444,813
Derivative liabilities	156,276	2,186,214
Capital lease obligations-current	49,404	61,140
Deferred revenue-current	327,734	138,052
Income taxes payable	7,957	7,954
Customer deposits	4,401	1,878

Total current liabilities	7,011,796	10,413,620

Long-term liabilities:
Secured convertible note payable-less current portion, at fair value	—	1,253,711
Capital lease obligation-less current portion	56,994	3,849
Deferred revenue-less current portion	1,292,454	939,100

Total long term liabilities	1,349,448	2,196,660

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.001 par value; 25,000,000 shares authorized; shares issued: 4,176,233 – 2015 and 3,092,497 – 2014	4,176	3,092
Additional paid in capital	45,547,103	33,326,908
Treasury stock, at cost (shares: 63,518 – 2015 and 63,518 - 2014)	(2,157,226)	(2,157,226)
Accumulated deficit	(32,111,862)	(24,908,762)

Total stockholders’ equity	11,282,191	6,264,012

Total liabilities and stockholders’ equity	$19,643,435	$18,874,292

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON

FORM 10-Q FOR THE PERIOD ENDED JUNE 30, 2015 FILED WITH THE SEC)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED

JUNE 30, 2015 AND 2014

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014

Product revenue	$5,459,214	$3,329,876	$9,557,198	$7,104,572
Other revenue	175,023	119,878	325,803	253,523

Total revenue	5,634,237	3,449,754	9,883,001	7,358,095
Cost of revenue	2,542,043	1,521,365	5,137,067	3,108,767

Gross profit	3,092,194	1,928,389	4,745,934	4,249,328
Selling, general and administrative expenses:
Research and development expense	783,880	695,101	1,527,223	1,550,350
Selling, advertising and promotional expense	932,407	664,077	1,776,293	1,271,221
Stock-based compensation expense	329,201	183,419	598,401	314,266
General and administrative expense	1,863,668	1,351,442	3,624,174	2,625,293

Total selling, general and administrative expenses	3,909,156	2,894,039	7,526,091	5,761,130

Operating loss	(816,962)	(965,650)	(2,780,157)	(1,511,802)

Interest income	2,828	7,510	8,143	10,024
Interest expense	(79,841)	(127,249)	(206,014)	(227,061)
Change in warrant derivative liabilities	116,061	97,142	281,783	97,142
Change in fair value of secured convertible notes payable	—	—	(4,434,383)	—
Secured convertible note payable issuance expenses	(14,474)	—	(74,350)	(224,438)
Other income (expense)	—	158	1,878	(3,453)

Loss before income tax expense	(792,388)	(988,089)	(7,203,100)	(1,859,588)
Income tax (expense) benefit	—	—	—	—

Net loss	$(792,388)	$(988,089)	$(7,203,100)	$(1,859,588)

Net loss per share information:
Basic	$(0.20)	$(0.43)	$(1.94)	$(0.82)
Diluted	$(0.20)	$(0.43)	$(1.94)	$(0.82)

Weighted average shares outstanding:
Basic	4,044,112	2,317,309	3,710,960	2,263,230
Diluted	4,044,112	2,317,309	3,710,960	2,263,230

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON

FORM 10-Q FOR THE PERIOD ENDED JUNE 30, 2015 FILED WITH THE SEC)

DIGITAL ALLY, INC.

RECONCILIATION OF NET LOSS TO NON-GAAP ADJUSTED NET INCOME (LOSS)

FOR THE THREE AND SIX MONTHS ENDED

JUNE 30, 2015 AND 2014

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Net loss	$(792,388)	$(988,089)	$(7,203,100)	$(1,859,588)
Non-GAAP adjustments:
Stock-based compensation	329,201	183,419	598,401	314,266
Depreciation and amortization	166,726	129,069	328,703	244,319
Change in fair value of secured convertible notes payable	—	—	4,434,383	—
Convertible note payable issuance expenses	14,474	—	74,350	224,438
Income from derivative valuation	(116,061)	(97,142)	(281,783)	(97,142)
Interest expense	79,841	127,249	206,014	227,061
Total Non-GAAP adjustments	474,181	342,595	5,360,068	912,942

Non-GAAP adjusted net loss	$(318,207)	$(645,494)	$(1,843,032)	$(946,646)

Non-GAAP adjusted net loss per share information:
Basic	$(0.08)	$(0.28)	$(0.50)	$(0.42)
Diluted	$(0.08)	$(0.28)	$(0.50)	$(0.42)

GAAP basis net loss per share information:
Basic	$(0.20)	$(0.43)	$(1.94)	$(0.82)
Diluted	$(0.20)	$(0.43)	$(1.94)	$(0.82)

Weighted average shares outstanding:
Basic	4,044,112	2,317,309	3,710,960	2,263,230
Diluted	4,044,112	2,317,309	3,710,960	2,263,230

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON

FORM 10-Q FOR THE PERIOD ENDED JUNE 30, 2015 FILED WITH THE SEC)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2015 AND 2014
(Unaudited)

	2015	2014

Cash Flows From Operating Activities:
Net loss	$(7,203,100)	$(1,859,588)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation and amortization	328,703	244,319
Secured convertible note payable issuance expenses	74,350	224,438
Stock-based compensation	598,401	314,266
Change in derivative liabilities	(281,783)	(97,142)
Change in fair value of secured convertible note payable	4,434,383	2,808
Interest expense related to stock conversion	33,020	—
Provision for inventory obsolescence	321,121	182,660
Provision for doubtful accounts receivable	9,020	10,944

Change in assets and liabilities:
(Increase) decrease in:
Accounts receivable - trade	(703,355)	(94,949)
Accounts receivable - other	11,909	33,533
Inventories	(3,495,776)	(663,857)
Prepaid expenses	(605,868)	9,473
Other assets	(103,776)	(4,626)
Increase (decrease) in:
Accounts payable	125,138	88,919
Accrued expenses	287,037	(78,884)
Income taxes payable	3	(30)
Deposits	2,523	—
Deferred revenue	543,036	334,378

Net cash used in operating activities	(5,625,014)	(1,353,338)

Cash Flows from Investing Activities:
Purchases of furniture, fixtures and equipment	(224,237)	(103,310)
Additions to intangible assets	(36,108)	(54,440)
Release of restricted cash related to secured convertible note	1,500,000	—

Net cash provided by (used in) investing activities	1,239,655	(157,750)

Cash Flows from Financing Activities:
Proceeds from senior secured convertible note payable	—	2,000,000
Debt issuance expenses for secured convertible note payable	(74,350)	(224,438)
Principal payments on capital lease obligation	(52,958)	(44,658)
Proceeds from exercise of stock options and warrants	2,133,889	1,840

Net cash provided by financing activities	2,006,581	1,732,744

Net increase (decrease) in cash and cash equivalents	(2,378,778)	221,656
Cash and cash equivalents, beginning of period	3,049,716	454,978

Cash and cash equivalents, end of period	$670,938	$676,634

Supplemental disclosures of cash flow information:
Cash payments for interest	$162,046	$138,729

Cash payments for income taxes	$8,197	$10,030

Supplemental disclosures of non-cash investing and financing activities:
Restricted common stock grant	$139	$192

Restricted common stock forfeitures	$—	$(6)

Capital expenditures financed by capital lease obligations	$106,624	$—

Conversion of secured convertible note into common stock	$7,740,834	$—

Issuance of common stock purchase warrants for senior secured note payable	$—	$355,873

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON

FORM 10-Q FOR THE PERIOD ENDED JUNE 30, 2015 FILED WITH THE SEC)